Exhibit 10(k)

[Tenet Healthcare Corporation Letterhead]

July 28, 2008

Gary K. Ruff

[Home Address Omitted]

Dear Gary:

I am pleased to offer you the position of Senior Vice President and General Counsel with Tenet Employment, Inc. (herein referred to as “Tenet”) located in Dallas, Texas. This position will be reporting to Trevor Fetter. All offers are contingent upon satisfactory completion of a pre-work drug screen, background investigation and reference checks. The following are the terms and conditions of your employment with the company.

1.	Compensation and Benefits: You will be entitled to compensation and benefits as follows:

A.	Base Compensation: With an effective date of July 28, 2008 your base compensation will be an annual exempt rate of $340,000.00 payable bi-weekly. Your salary will be reviewed annually beginning with the 2009 merit cycle.

B.	Benefits: You are eligible to receive all standard employee benefits in accordance with Tenet plans.

C.

Annual Incentive Plan: Your position is eligible to participate in Tenet’s Annual Incentive Plan (AIP) according to the terms of the Plan. Your target award is 60% of your base salary. Participation in the AIP does not guarantee that an award will be made. If the effective date of your new position is on or before October 1st of the applicable year, you are eligible for an award, under the terms of the AIP, based on the number of months that you worked in an eligible position during the year.

D.	Manager’s Plan: As one of the company’s managers, you are eligible for a paid time off plan that provides you up to four weeks of paid vacation per year, paid disability benefits and up to 90 days of paid sick time.

E.	Stock Incentives: Your position is eligible for stock incentives. Stock-based awards are considered periodically by the company’s Compensation Committee of the Board of Directors. All stock-based awards are subject to the review and approval of the Compensation Committee of the Board of Directors and are governed by the shareholder approved plan under which they are issued. Effective July 28, 2008, you have been awarded 40,000 stock options of Tenet Healthcare Corporation with a strike price of $5.68.

G.	Executive Severance Plan: Your position is eligible to participate in the Executive Severance Plan which will provide you with certain severance benefits in the event of a Qualifying Termination as defined in the plan. Participation will require execution of a Tenet Executive Severance Plan Agreement. You will receive a separate communication containing more details about the plan, your participation in the plan and an agreement which you will need to sign, from the Executive Compensation Department following the effective date of your promotion.

H.	Supplemental Executive Retirement Plan: You will be named to the supplemental executive retirement plan (SERP) which provides enhanced retirement, disability and life insurance benefits. Details of that plan will be provided under separate cover.

2.	Employment Status: Your employment with Tenet will be on an at-will basis, which means that either you or the company may terminate the employment relationship, with or without notice and with or without cause at any time. As used in this letter, the term “cause” shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of Tenet’s Human Resources or other Policies, or any material breach of this letter.

3.	Compliance with Tenet Policies, Rules and Regulations: By signing this letter below, you agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

A.	Ethics & Compliance: All Tenet employees are required to attend Ethics & Compliance classes within established Tenet policy guidelines, as well as a refresher course every year. Please contact your Human Resources representative for more information or access the company intranet site (www.eTenet.com) for additional information.

4.	Standards of Conduct: As an employee of Tenet, you agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship of the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

5.	Conflict Resolution: As a condition of employment, you agree to abide by Tenet’s Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results out of your employment or termination of employment with Tenet.

If you accept this offer, please sign and date the original of this letter and return it to Brian Verret in the Corporate Human Resources Department by July 31, 2008. A copy of this letter is enclosed for your records. Thank you.

Sincerely,

/s/ Cathy Fraser

Cathy Fraser
Senior Vice President, Human Resources

Acknowledged and accepted:

/s/ Gary Ruff	Date: August 1, 2008
Signature

[Omitted]	[Omitted]
Social Security Number	Date of Birth

encl.

3